Exhibit 10.5

STOCK APPRECIATION RIGHTS AGREEMENT

Non-transferable

GRANT TO

(“Grantee”)

by Gold Kist Inc. (the “Company”) of

Stock Appreciation Rights with respect to

shares of its common stock, $0.01 par value (the “SARs”)

having a base value of $13.67 per share (the “Base Value”)

pursuant to and subject to the provisions of the Gold Kist Inc. 2004 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the SARs, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Certificate and the Plan.

Unless vesting is accelerated in accordance with this Certificate or the Plan or in the discretion of the Committee, the SARs will vest (become exercisable) in accordance with the following schedule:

Continuous Status as a Participant after Grant Date	Percent of SARs Vested
Less than 3 Years	0%
3 Years	50%
4 Years	100%

IN WITNESS WHEREOF, Gold Kist Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed as of the Grant Date.

GOLD KIST INC.

By:
Its: Authorized Officer

Grant Date: January 24, 2005

TERMS AND CONDITIONS

1. Grant of SARs. The Company hereby grants to the Grantee named on page 1 hereof, under the Plan and on the terms and on conditions set forth in this award certificate (this “Certificate”), stock appreciation rights with respect to the number of Shares indicated on page 1 at the Base Value per Share set forth on page 1 (the “SARs”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Base Value and Benefit. The Base Value of each SAR is equal to the Fair Market Value of a share of Stock as of the Grant Date. Each SAR entitles Grantee to receive from the Company upon the exercise of the SAR an amount, payable in shares of Stock, equal to the excess, if any, of (a) the Fair Market Value of one Share of Stock as of the date of exercise, over (b) the Base Value per Share. For purposes of computing the number of Shares that Grantee has a right to acquire by exercise of these SARs, fractional Shares shall be disregarded and the next lower whole number of Shares shall be used, rounding all fractions downward.

3. Vesting of SARs. The SARs shall vest (become exercisable) in accordance with the schedule shown on page 1 of this Certificate. Notwithstanding the vesting schedule, all of the SARs shall become earlier vested and exercisable upon the first to occur of:

(a) Grantee’s death or Disability during his or her Continuous Status as a Participant;

(b) Grantee’s Retirement;

(c) Grantee’s termination of employment by the Company without Cause;

(d) the occurrence of a Change in Control, but only if so provided in a separate employment or change in control agreement with Grantee; or

(e) termination of Grantee’s employment by the Company without Cause or by Grantee for Good Reason within two years after the effective date of a Change in Control.

4. Term of SARs and Limitations on Right to Exercise. The term of the SARs is a period of ten years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the SARs will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a) Three months after the termination of Grantee’s Continuous Status as a Participant by reason of Grantee’s resignation.

(b) Twelve months after the date of the termination of Grantee’s Continuous Status as a Participant by reason of Grantee’s Disability or termination by the Company without Cause.

(c) Twelve months after the date of Grantee’s death, if Grantee dies while employed, or during the three-month period described in subparagraph (a) above or during the twelve-month period described in subparagraph (b) above and before the SARs otherwise lapse. Upon Grantee’s death, the SARs may be exercised by Grantee’s beneficiary designated pursuant to the Plan, or Grantee’s estate if no beneficiary is designated.

(d) 5:00 p.m., Eastern Time, on the date of the termination of Grantee’s Continuous Status as a Participant if such termination is by the Company for Cause.

(e) 5:00 p.m., Eastern Time, on the Expiration Date in the case of Grantee’s Retirement.

The Committee may, prior to the lapse of the SARs under the circumstances described in subparagraphs (a), (b), (c) or (d) above, extend the time to exercise the SARs as determined by the Committee in writing. If Grantee returns to employment with the Company during the designated post-termination exercise period, then Grantee shall be restored to the status Grantee held prior to such termination but (unless vested was accelerated as provided in Paragraph 3) no vesting credit will be earned for any period Grantee was not in Continuous Status as a Participant. If Grantee or his or her beneficiary exercises an SAR after termination of service, the SARs may be exercised only with respect to the SARs that were otherwise vested on Grantee’s termination of service.

5. Exercise of SAR. The SARs shall be exercised by written notice directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Secretary from time to time. If the person exercising a SAR is not Grantee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the SAR.

6. Beneficiary Designation. Grantee may, in the manner determined by the Board, designate a beneficiary to exercise the rights of Grantee hereunder and to receive any distribution with respect to the SARs upon Grantee’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Certificate and the Plan, and to any additional restrictions deemed necessary or appropriate by the Board. If no beneficiary has been designated or survives Grantee, the SARs may be exercised by the legal representative of Grantee’s estate, and payment shall be made to Grantee’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by Grantee at any time provided the change or revocation is filed with the Company.

7. Changes in Capital Structure. The provisions of the Plan shall apply in the case of a change in the capital structure of the Company. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Stock, or a combination or consolidation of the outstanding Stock into a lesser number of shares, the SARs and the Base Value shall automatically be adjusted proportionately.

8. Withholding. The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the SARs. The withholding requirement may be satisfied, in whole or in part, at the election of the Secretary, by withholding from the SAR Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Secretary establishes.

9. Limitation of Rights. The SARs do not confer to Grantee or Grantee’s beneficiary designated pursuant to Paragraph 6 any rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise of the SARs. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue in the service of the Company or any Affiliate.

10. Restrictions on Transfer and Pledge. No right or interest of Grantee in the SARs may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. The SARs are not assignable or transferable by Grantee other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an SAR under the Plan; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability is appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws. The SARs may be exercised during the lifetime of Grantee only by Grantee or any permitted transferee.

11. Restrictions on Issuance of Shares. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares covered by the SARs upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the SARs, the SARs may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

12. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

13. Severability. If any one or more of the provisions contained in this Certificate is invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

14. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Gold Kist Inc., 244 Perimeter Center Parkway, NE, Atlanta, Georgia, 20246; Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.